ETHICAL & LEGAL CODE OF CONDUCT

Index

Page #

Policy 2

I. Basic Policy 2

II. Consequences of Violations 2

III. Employees and Employment Practices 3

IV. General Compliance with Laws, Rules, and Regulations 3

V. Environmental Laws and Regulations 3

VI. Antitrust and Trade Regulations 4

VII. Integrity of Oglebay Norton's Accounts, Expense Reports,

Books & Records 4

VIII. Conflicts of Interest 5

IX. Related Parties 6

X. Confidential or Proprietary Information 6

XI, Computer Software and Copyrighted Materials 7

XII. E-mail 7

XIII. Insider Trading 7

XIV. Bribes and Other Improper Payments 8

XV. Political Contributions 8

XVI. Participating in Industry Associations 9

XVII. Raising Concerns 9

XVIII. What Not to Report 10

XIX. How to Report 10

XX. Annual Reminder of Policy 10

XXI. Waivers 11

Acknowledgement Form 12

Potential Conflict of Interest Disclosure Form 13

Related Party Form 14

Frequently Asked Questions 15

ETHICAL & LEGAL CODE OF CONDUCT

POLICY: It is appropriate for Oglebay Norton Company to reaffirm and amplify its Legal and Ethical Policy ("Policy") for the benefit of all employees. The Policy which follows is intended to give general guidance on a wide range of legal and ethical issues. As is the case with policies with a broad scope, it is impossible to define appropriate conduct in all situations. In situations not explicitly covered by this Policy, Oglebay Norton employees should follow the high moral and ethical standards which this Policy sets as the general guide for all conduct.

Since this Policy is to apply to Oglebay Norton Company, its subsidiaries and affiliates, references to "Oglebay Norton Company", "Oglebay Norton" and the "Company" are intended to also refer to Oglebay Norton Company, its subsidiaries and affiliates.

Many of the statements included in these guidelines are supported by detailed policies and procedures which are available on the Oglebay Norton intranet site under the "Legal Corner" section.

RESPONSIBLE OFFICE: Legal

PROCEDURE:

  BASIC POLICY

    Observance of laws and regulations

      Simply put, Oglebay Norton expects that its employees should conduct their business dealings in accordance with both the letter and spirit of the law. All Oglebay Norton employees have an obligation to learn and adhere to the legal requirements which impact their jobs.

    High Moral and Ethical Standards

      Each Oglebay Norton employee has the obligation to carefully guard the Company's interests and to vigorously protect and advance its position in the market place. Each employee should act with integrity and high moral and ethical behavior. What is prohibited should not be attempted to be done directly or indirectly.

  CONSEQUENCES OF VIOLATIONS

    Failure to comply with this policy is grounds for disciplinary action, including dismissal.

  EMPLOYEES AND EMPLOYMENT PRACTICES

    Oglebay Norton values the service of all its employees and treats each employee with dignity and a sense of worth. This includes safeguarding the confidentiality of employee records, respecting employee privacy and supporting as far as possible employees' work-related aspirations. We are committed to informing employees quickly and fully on issues affecting them and listening to their ideas and concerns.

    The Company strives to provide work that is satisfying and a work environment free from sexual harassment or other forms of harassment and to protect victims and witnesses against retaliation. Where employees are not represented by a labor union, the corporation rewards employees' efforts through a competitive merit-oriented compensation program. The corporation provides employees with opportunities for continuing education and professional development.

    In its hiring and promotional practices, Oglebay Norton is committed to providing equal opportunity to all qualified individuals. Oglebay Norton seeks to create a workforce that is a reflection of the diverse population of the communities in which it operates.

  GENERAL COMPLIANCE WITH LAWS, RULES, AND REGULATIONS

    Each employee must comply with all laws, rules, and regulations of the places where Oglebay Norton does business. If a law, rule, or regulation is unclear, or conflicts with a provision of this Policy, an employee should seek advice from Rochelle F. Walk, Chief Compliance Officer.

  ENVIRONMENTAL LAWS AND REGULATIONS

    Compliance with environmental protection laws deserves the highest priority and attention at all levels of Oglebay Norton Company. Improper operation of Oglebay Norton facilities may result in illegal and harmful air emissions and water effluents. Improper management, treatment, storage or disposal of solid or hazardous waste can result in soil or groundwater contamination. Violations of environmental protection laws can be the basis for criminal fines and imprisonment, substantial civil fines and penalties, and enforcement orders by governmental agencies and civil suits brought by private litigants. Any suspected violation(s) of environmental laws or regulations must be reported immediately to the Chief Compliance Officer and the Vice President and General Manager in charge of that business unit. Each employee should learn as much about environmental laws as his or her job requires, comply with them and evoke such compliance by his or her subordinates.

  ANTITRUST AND TRADE REGULATION LAWS

    Antitrust laws protect the fundamental principle that, in the market place, companies must compete separately, rather than jointly, without agreements or understandings which may restrict competition. While the principle upon which the antitrust laws are based is simple, the antitrust laws are very complex and technical in operation. There are, however, general concepts which all employees should keep in mind:

    Agreements (written or oral) or understandings with competitors in which matters of price, terms or conditions of sale, production, territories or customers or suppliers are discussed are not only bad business practices, but may be illegal.

    Contracts or other arrangements which involve restrictive agreements with suppliers or customers may be unlawful.

      Penalties for violations of the antitrust laws are severe for both the company and the individuals involved, even if the conduct was unintentional. You must seek legal advice on any issues which could potentially be interpreted as a violation of the antitrust laws.

  INTEGRITY OF OGLEBAY NORTON'S ACCOUNTS, EXPENSE REPORTS, BOOKS & RECORDS

    Oglebay Norton is a public company and as a result files reports and other documents with the SEC and will file reports on any stock exchanges on which its securities may trade. As well, Oglebay Norton issues press releases and makes other public statements that include financial and other information about its business, financial condition and results of operations. Oglebay Norton and its employees endeavor to make full, fair, accurate, timely and understandable disclosure in reports and documents Oglebay Norton files with, or submits to, the SEC and in its press releases and public communications.

    As with most companies, each employee has a role in, and the responsibility for, maintenance of Oglebay Norton's books and records. All Company and employee data, including accounting information, employee time cards, business expense reports and other documents are examples of such records. The accuracy of these records, however, are dependant upon the quality of information on which they are compiled. All employees, therefore, have the duty and responsibility to see that all transactions are properly authorized, executed within the systems of internal controls established by Oglebay Norton, and accurately and truthfully reported. Complete honesty and accuracy are expected. Such requirements are part of every employee's job, and include the following:

      Oglebay Norton's financial statements and other books and records must accurately reflect all transactions.

      Funds disbursed must be properly approved and promptly recorded and supported by receipts or other appropriate documentation.

      No undisclosed or unrecorded fund may be established for any purpose.

      No false, misleading or artificial statement or entries may be made for any purpose in the books and records of Oglebay Norton or in any external or internal correspondence, memoranda or communications of any type.

      All reporting must be truthful, accurate and complete.

  CONFLICTS OF INTEREST

    A "conflict of interest" includes any circumstances which may cast doubt on an employee's ability to act with Oglebay Norton's best interests in mind. As such, every employee and members of his or her family are to avoid those circumstances which may give rise to a conflict or an apparent conflict in the course of performing their duties. If an employee believes that a transaction, relationship or other circumstance creates or may create a conflict of interest and the transaction exceeds $2,500 individually or in the aggregate for a calendar year, the employee should promptly report this concern to the Chief Compliance Officer and complete the attached "Potential Conflict of Interest Disclosure Form".

    Conflicts of interest have the potential to arise in numerous situations. The following situations are only examples of the types of conduct which should especially be avoided:

      Employment by a competitor while an employee of Oglebay Norton;

      Significant (in relation to your net worth) investments in companies from which Oglebay Norton regularly purchases supplies or that are customers of Oglebay Norton;

      Acceptance of gifts, payments or services, beyond standard business courtesies, from those either conducting, or seeking to conduct business with Oglebay Norton;

      Placement of Oglebay Norton business with an employee or his or her relative, or with a firm in which an employee or his or her relative, directly or indirectly, holds a significant (in relation to the net worth of such person or firm) ownership interest. A "relative/related party/family member" shall include your spouse, or yours or your spouse's child, grandchild, parent, grandparent, brother, sister, or the spouse of any of these including adopted or blood relations. It also includes individuals living in your home. Placement of Oglebay Norton business with a person or firm which directly or indirectly engages any of the foregoing persons or firms to accomplish all or a portion of the subject matter of the contract must disclose this information using the attached "Potential Conflict of Interest Disclosure Form" if the transaction exceeds $2,500 individually or in the aggregate for a calendar year.

  RELATED PARTIES

    A "relative/related party/family member" shall include a spouse, child, grandchild, parent, grandparent, brother, sister, or the spouse of any of these including adopted or blood relations. It also includes individuals living in your home.

    Each employee who has a related party to disclose is required to complete the attached "Related Party Form" and submit the completed form to the Chief Compliance Officer.

    Please note, this disclosure is for informational purpose only. We are aware that various family members are employed with the Company. This is permissible and within current Company guidelines.

  CONFIDENTIAL OR PROPRIETARY INFORMATION

    Oglebay Norton has invested much in developing its trade secrets and other confidential business information. This confidential or proprietary information is of great value to Oglebay Norton and its stockholders.

    All confidential and proprietary information needs to be handled carefully to prevent inadvertent or accidental disclosures. Examples of Oglebay Norton's confidential or proprietary information include, without limitation, strategic plans, information regarding its financial, legal or business affairs, possible acquisitions, dispositions or investments, products, processes, research programs, technical data, marketing strategies, business operating results or projections, customer lists, personnel records and salary information, manufacturing costs, processes and methods, and the confidential or proprietary information of other companies which Oglebay Norton has obtained pursuant to agreements with those companies. Any unauthorized use of Oglebay Norton's confidential information, unless the Company had previously published such information for release to the general public, would violate our internal standards and could be illegal and bring civil and even criminal penalties. Towards that end, the following guidelines should be followed:

      During and after employment, employees and former employees shall not:

        Give or release to anyone not currently employed by Oglebay Norton any Oglebay Norton confidential or proprietary information, nor

        Make use of any Oglebay Norton confidential or proprietary information in any way, directly or indirectly, for the benefit of themselves, their family members, or other persons or entities.

    The acquisition of information about competitors' businesses must not be obtained by illegal means such as theft, bribery, misrepresentation, espionage, inducement in recruiting or employment situations, or through other illegal means.

  COMPUTER SOFTWARE AND COPYRIGHTED MATERIALS

    Oglebay Norton uses various copyrighted materials, including computer software, pursuant to various license agreements. Copying, which can include photocopying copyrighted materials or duplicating computer software, is general prohibited by those license agreements or by copyright law. It is the policy of Oglebay Norton Company to adhere to the terms of the license agreements covering the use of others' copyrighted materials. As such, employees are not permitted to reproduce in any way any copyrighted materials, including computer software, which would be in violation of the relevant license agreement or law. It is a crime to make unauthorized copies of copyrighted materials, including computer software, in violation of the relevant license agreement or law.

  E-MAIL

    Oglebay Norton equipment is not to be used to gather or distribute offensive, pornographic, or other inappropriate data; e-mail should be used only to support Oglebay Norton business objectives. Employees should not use the e-mail system to advance personal and political views, communicate jokes or inappropriate sexually explicit or offensive statements or conducting personal business.

    The use of profanity, derogatory epithets, innuendo and threatening or abusive language is strictly prohibited.

    To maintain the security, integrity and business purpose of our multiple information technologies, the Company reserves the right to monitor and intercept the entire content of any messages transmitted or stored in its system, including information that has been deleted by users. As with other forms of Oglebay Norton correspondence, information and communications made via information technologies are not private communications. Monitoring activities, when undertaken, will comply with any statutory requirements. Any employee who receives any inappropriate communications on the above system should notify supervisory personnel immediately.

  INSIDER TRADING

    The securities laws prohibit anyone from trading in the stock of a company while in the possession of material inside information. "Material inside information" includes non-public information which a reasonable investor would consider "material" in deciding whether to purchase, sell or continue to hold an investment in a company. Any employee who is in possession of material inside information about Oglebay Norton, or any company with which Oglebay Norton does, or may, conduct business with may not purchase or sell any securities of that company.

    Oglebay Norton's policy, along with the federal security laws, also prohibits the "passing along" of material inside information (commonly known as "tipping") to others even though the person passing along the information (the "tipper") does not receive any financial or other benefit.

    It is against the policy of Oglebay Norton for any employee to trade the Company's securities, or the securities of any other company, in a way that attempts to hide the true identity of the trader, such as by using a fictitious name, the name of a relative or friend, or a brokerage account with a fictitious name.

    If you are uncertain about the legal rules involving your purchase or sale of any Oglebay Norton securities or the securities of any company with which Oglebay Norton does business, you should consult Oglebay Norton's Vice President & General Counsel before acting. The securities laws provide for strict civil and/or criminal penalties for violations, regardless if the employee benefited from the transaction. In addition, Oglebay Norton may also be subjected to fines and other penalties.

  BRIBES AND OTHER IMPROPER PAYMENTS

    It is against the policy of Oglebay Norton to make or accept bribes or other improper payments, or promises thereof, by any employee in connection with the Company's business. Employees should avoid those activities which, under local laws or due to the excessive amounts of payments for commissions or agent fees, would lead one to suspect that a bribe would be paid in connection with the transaction.

  POLITICAL CONTRIBUTIONS

    Oglebay Norton encourages its employees to participate in the political process. Such participation can include voluntary contributions to the candidates, parties or causes of their choice. It is Oglebay Norton's policy, however, that:

      No Company funds or assets, including the work time of any employee, will be contributed, loaned or made available, directly or indirectly, to any political party or candidate for federal, state or local office. Certain expenditures of Company funds in connection with proper lobbying activity are permissible, however, with specific management approval.

      No employee may use the influence of his or her position to persuade another employee to work for candidates, political organizations or issues, or to make personal contributions to a party or candidate.

      Employees may participate in the political process, and make contributions as they see fit, on their own personal time and at their own expense.

  PARTICIPATING IN INDUSTRY ASSOCIATIONS

    Oglebay Norton belongs to a number of industry and trade associations. Because such associations bring competitors together to discuss issues of concern to our industry, contact with competitors at such meetings is unavoidable. Although these contacts are constructive in many ways, they are not immune from antitrust laws. Employees should adhere to the following guidelines and assure that the industry or trade association:

      Has well defined, constructive objectives and programs that are designed to promote the overall interest of the industry and the public.

      Consists primarily of standing committees with specific and limited functional purposes. Activities concerned with pricing or marketing products must be scrupulously avoided.

      Maintains various procedural safeguards applicable to the structure and operation of committees.

      Retains counsel to help ensure full observance of its policies and procedure and to provide guidance and protective advice from an antitrust standpoint.

      Limits contact to situations that violate -- or even appear to violate -- antitrust principles.

      If at any trade association meeting you become aware of any formal or informal discussion regarding prices, discounts, exclusion of members, terms and conditions of sale, refusal to admit members or to deal with a customer, or standardization among members of terms, warranties, or product specification, you should leave the meeting immediately and bring the matter to the attention of the Chief compliance Officer.

      Employees who serve as committee members or who participate in industry associations should know enough about the subject of antitrust to be able to avoid actions or discussions that might raise questions

  RAISING CONCERNS

    The materials presented are intended to assist you in making ethical and legal choices. If after reviewing the guidelines any section is unclear or if you have questions or face situations that are not specifically addressed, please bring them to our attention.

      What To Report

        All employees must comply with the law. In addition to following the law, Oglebay Norton's employees owe a responsibility to each other, their fellow stockholders and Oglebay Norton stakeholders to report:

          Criminal conduct

          Violations of environmental, health or safety laws, regulations and permits

          Violations of this Policy

          Oglebay Norton conditions, equipment, raw materials, waste products or byproduct that are potentially dangerous to health or environment, whether illegal or not

          Examples of matters which should be reported include illegal disposal of wastes, false reporting of test results, price-fixing schemes, trading in the stock of Oglebay Norton Company (or any company with which it conducts business) based upon material inside information, and other illegal or dangerous conduct.

  WHAT NOT TO REPORT

    Examples of what not to report include poor work habits of fellow employees or supervisors (i.e. being asleep on the job or habitually late), misconduct of employees not related to the performance of their jobs, or mere suspicions which are unsupported by facts.

  HOW TO REPORT

    A special telephone number has been set aside to report violations, questions, etc.: 1-800-321-4230 ext. 2886 or (216) 861-2886. This number rings in the office of Rochelle F. Walk, General Counsel and Chief Compliance Officer. If Ms. Walk is unavailable, you can leave your message on voice mail and she will receive it promptly. You may, but need not, leave your name and/or telephone number on voice mail so she can get back to you for more facts. If you would feel more comfortable talking to your supervisor, you may report to him or her. He or she has the responsibility to report to the Chief Compliance Officer.

    In addition, Ms. Walk can also be contacted via email at InCompliance@onco.com or by U. S. mail at Company Headquarters, 1001 Lakeside Avenue, 15th Floor, Cleveland, Ohio 44114.

    Depending on the gravity of the matter reported, the Chief Compliance Officer may consult with an operational officer, higher in rank that anyone involved with the facts reported, to determine what action, if any, should be taken. There shall be no retribution against an employee for making a report in good faith, whether or not the report is verified. Oglebay Norton will not punish the person reporting for making the report and will make every effort to prevent retaliation by any individuals.

  ANNUAL REMINDER OF POLICY

    All Oglebay Norton managers are responsible for promoting full compliance with Oglebay Norton's Policy on Ethical and Legal Conduct in their respective areas. Managers must advise subordinates at least annually, and upon hiring, of the Oglebay Norton policy and the procedures for reporting violations. The Chief Compliance Officer shall arrange for an annual reminder of the policy to be sent to all managers. Anyone who loses his or her copy of this policy can and should request one from the Legal Department or the Chief Compliance Officer.

  In addition, the Ethical & Legal Code of Conduct is posted on the Company's intranet website.

  WAIVERS

    Only Oglebay Norton's Board of Directors may waive a provision of this Policy for Oglebay Norton's executive officers, and any waiver should be appropriately disclosed in a report filed with the SEC within five days after the waiver. Waivers of this Policy for any other employee may be made only by the President and Chief Executive Officer, and then only under special circumstances.

Approved by: /s/ Michael D. Lundin_______________________________ Date: 11-08-2005

President and Chief Executive Officer

Approved by: /s/ Rochelle F. Walk_______________________________ Date: 11-08-2005

Vice President, General Counsel & Secretary

Acknowledgement Form

I, acknowledge that I have personally received and read a copy of Oglebay Norton Company's Ethical and Legal Code of Conduct (revised October 2005). I know that if I have questions concerning this policy or ethical conduct, I should direct my questions to the Chief Compliance Officer for the appropriate answers. I am also aware that there is a Confidential Ethics Hotline where I can ask questions or report conduct confidentially. The phone number for the hotline is 1-800-321-4230 ext. 2886. I understand the concept of shared accountability, which includes an obligation on my part to raise questions and concerns, report to the corporation any suspected violations of the guidelines, and to cooperate with investigations if I am requested to do so.

I agree to comply with Oglebay Norton Company's Ethical and Legal Code of Conduct. I understand failure to comply or to truthfully and completely respond to this questionnaire will be a basis for disciplinary action, including possible dismissal.

I will immediately report any future relationships, interests, transactions, and arrangements which constitute a violation of Oglebay Norton Company's Ethical and Legal Code of Conduct as they may arise during the course of my employment with Oglebay Norton Company.

Signature: _______________________________________________ Date: ________________

Please Type or Print the Following Information:

_________________________________________

Name

_________________________________________

Facility, Office Location, or Vessel Name

_________________________________________

Job Title

_________________________________________

Date

Please Return the Completed Certification to:

Rochelle F. Walk, Chief Compliance Officer

Oglebay Norton Company

1001 Lakeside Avenue, 15th Floor

Cleveland, Ohio 44114-1151

Potential Conflict of Interest Disclosure Form

Describe the Nature of the Potential Conflict.

Explain any existing or potential conflicts with Oglebay Norton Company's Ethical & Legal Code of Conduct. Report all previously disclosed conflicts or potential conflicts where the situation continues to exist and exceeds $2,500 individually or in the aggregate for a calendar year. (including relationship to other parties, etc.; attach additional documentation, if necessary)

Describe Nature of GoodS / Services or TransactionS which may be or is a conflict (attach additional documentation, if necessary)

________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

Describe Business Need for Transaction (attach additional documentation, if necessary)

__________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

Any Written Contract / Document Must be Attached.

Signature: _________________________________________________________________________ Date: _______________

Please Print or Type the Following Information:

Name: __________________________________________________________ SSN: _________________________________

Position: ______________________________________________ Location: _________________________________________

Division: ________________________________________________________ Phone Number: _________________________

===================================================================================================================

________________________________________________________________________________________________________

Approved / Disapproved -- Chief Compliance Officer

This approval is good through ____________ (date). At which time the relationship must be re-examined by the Chief Compliance Officer for approval.

This form must be returned to the employee file with a copy to the appropriate Division Controller. When all approvals are obtained, a copy of this completed form is to be attached to all contracts before they are executed on behalf of Oglebay Norton Company, or if no prior contract is negotiated, the form should be attached to invoices before a payment will be processed.

RETURN TO:

Oglebay Norton Company

Rochelle F. Walk, Chief Compliance Officer

1001 Lakeside Avenue, 15th Floor

Cleveland, Ohio 44114-1151

Related Party Form

In order to understand our work environment, and to ensure all related parties have been identified and disclosed in accordance with the Ethical and Legal Code of Conduct (revised October 2005), each employee is requested to complete the following information for any related parties that currently exist within the Company.

Please note, this disclosure is for informational purposes only. We are aware that various family members are employed within the Company. This is permissible and within current Company guidelines.

A "related party" shall include:

  Spouse, Parent, Child, Brother, Sister, Grandparent, and Grandchild

  The spouse of any of the above-mentioned parties

  Or, someone living in the same household with the employee who is a blood relative to the employee or a blood relative to someone living in the same household.

Please complete the required related party information below and submit the completed form to the address listed below (attach additional documentation, if necessary).

Employee Name	Employee Title	Work Location	Work Phone Number

Please Type or Print the Following Information:

_________________________________________

Name

_________________________________________

Facility, Office Location, or Vessel Name

_________________________________________

Job Title

_________________________________________

Date

RETURN TO:

Oglebay Norton Company

Rochelle F. Walk, Chief Compliance Officer

1001 Lakeside Avenue, 15th Floor

Cleveland, Ohio 44114-1151

Oglebay Norton Company

Ethical and Legal Code of Conduct

Frequently Asked Questions

  Why Have an Ethical and Legal Code of Conduct?

  Codes of conduct offer an invaluable opportunity for responsible organizations to create a positive public identity for themselves which can lead to a more supportive political and regulatory environment and an increased level of public confidence and trust among important constituencies and stakeholders. As a public company, we are obligated to have a Code for our financial management, but we believe all employees are responsible for ethical conduct, and therefore, we have expanded the duty to all employees.

  Our Code of Conduct is intended to be a central guide and reference for users in support of day-to-day decision making. It is meant to clarify our core values and principles linking them with standards of professional conduct. As a reference, it can be used to locate relevant documents, services and other resources related to ethics within the organization. It is an open disclosure of the way our organization operates. It provides visible guidelines for behavior and is also a tool to encourage discussions of ethics and to improve how employees deal with the ethical dilemmas, prejudices and gray areas that are encountered in everyday work. Our Code is meant to complement relevant standards, policies, and rules, not to substitute for them.

  What is Business Ethics?

  Ethics is the study of the good and the right way to act. It asks the question, "What should I do in situations where my actions directly or indirectly affect others?" Ethics and values are both critical to ethical decision-making.

  Business ethics means applying ethical principles and methods of analysis to business. Business ethics can be widely applied to an employee's decision-making process, especially in the absence of laws or regulations. Acting ethically can avoid actions or decisions that could seriously damage the Company's or your reputation. Ethics, in part, is about doing the right thing.

  What are some Examples of Conflicts of Interest?

  A "conflict of interest" is any situation that could cast doubt on your ability to act with Oglebay Norton Company's best interests in mind. Some examples would be:

    "Moonlighting" for an Oglebay Norton Company competitor or contractor.

    Making significant investments in firms that are Oglebay Norton Company suppliers or customers.

    Taking gifts or payments beyond standard business courtesies from parties doing business or seeking to do business with us.

    Giving Oglebay Norton Company business to a family member, or to a firm in which a family member has a significant stake. A "family member" in this case is your spouse, child, grandchild, parent, grandparent, sibling, or the spouse of any of these including adopted or blood relations. It also includes individuals living in your home.

    What is the Ethics Advisory Board? What are the Board's responsibilities?

    The Ethics Advisory Board is a new Board designed to provide guidance and advice to the Chief Compliance Officer. It is not a decision-making Board. It is designed to help create consistency and to ensure all issues have been considered in the decision-making process.

    It is a rotating committee and members will periodically rotate on and off of the Board. The Board consists of employees from all divisions within the Company and will provide various views and insights.

    Materials provided to the Board will be kept confidential and will be presented in an anonymous manner, whenever possible.

    What happens to the "Potential Conflict of Interest Disclosure Form" when it is submitted?

    The form is returned to Rochelle Walk, Chief Compliance Officer. The form and contents are reviewed and a determination is made on the next steps in the process (e.g., additional information may be requested, the Ethics Advisory Board may be contacted for input in the decision). However, any information provided to the Ethics Advisory Board will be kept confidential and specific names, locations, etc. will not be shared with the Ethics Advisory Board members, whenever possible.

    The accuracy and completeness of your report will be investigated by persons under Ms. Walk's supervision who are not in the chain of supervision over you. For instance, if you report on your supervisor, the investigation will be made by someone over whom your supervisor has no authority or influence. You will be expected to give the investigator more information as requested. Unless it becomes essential (e.g., for instance for you to be a witness in a prosecution, or pursuant to court order) your identity as the person reporting will not be disclosed, except on a confidential basis, to persons involved in the investigation of your report.

    How do I know if my potential conflict of interest is okay?

    After the "Potential Conflict of Interest Disclosure Form" is reviewed, the Chief Compliance Officer will make a final determination if the conflict will be approved or disapproved. The decision will be documented on the "Potential Conflict of Interest Disclosure Form". The form will be signed by the Chief Compliance Officer and returned to the employee. Depending upon the nature and size of the conflict, Board of Directors approval may be necessary.

    If approved, a copy of the signed form must be returned to the employee file with a copy to the appropriate Division Controller. A copy of the completed form is to be attached to all contracts before they are executed on behalf of Oglebay Norton Company, or if no prior contract is negotiated, the form should be attached to all invoices before a payment will be processed.

    How often do I need to complete the "Potential Conflict of Interest Disclosure Form?

    Annually, or whenever a situation arises that may be a potential conflict of interest. If you are not sure, or have questions, please contact the Chief Compliance Officer.

    What should I do if I think I know another employee who has a conflict of interest?

    Complete a "Potential Conflict of Interest Disclosure Form" and contact the Chief Compliance Officer.

    Do I need to list all relatives working for Oglebay Norton Company on the "Potential Conflict of Interest Disclosure Form"?

    No. "The Related Party" form should be completed and submitted to the Chief Compliance Officer.

    Who is considered a related party?

  A related party is a "family member" that includes your spouse, or yours or your spouse's, child, grandchild, parent, grandparent, brother, sister, or the spouse of any of these including adopted or blood relations. It also includes individuals living in your home.

      Are related parties prohibited by the Company?

  No. Often it is appropriate and in the best interest of the Company. However, all related parties must be disclosed on the "Related Party Form". The reporting lines of supervision must be analyzed so that appropriate guidelines can be written to ensure no conflict in duties and responsibilities exist (e.g., a child does not report directly to their parent).

  12. What is the role and responsibility of the Chief Compliance Officer?

  The Chief Compliance Officer is responsible for the Company's Ethical and Legal Code of Conduct and enhancing the Company's current ethical environment through training, publications, etc. In addition, the Chief Compliance Officer is responsible for reviewing the "Potential Conflict of Interest Disclosure Form" and making a final determination for approval/disapproval of the disclosed conflict.

  13. What happens to you if you don't report?

  If you fail to report what seems to be a violation of law or company policy, including matters covered by the Code of Conduct, that are known to you, you are subject to disciplinary action. The nature of the discipline will depend, among other things, upon whether you have responsibility for the wrong and how much knowledge you have. Discipline may result in termination of employment or other legal action.

  14. What happens to you if you do report?

  Even if the Chief Compliance Officer doesn't find that your report is well founded, or for any other reason doesn't pursue the matter, Oglebay Norton will not punish you in any way for having made it in good faith. Oglebay Norton will also do everything it can to prevent any individual from retaliating against you for having made the report.

  15. What if you just have a general question?

  Feel free to call Rochelle F. Walk for more information about legal and ethical conduct, reporting wrongful activity or related concerns or questions. Her phone number is (216) 861-8734.

  16. How should employees respond to information requests of the Chief Compliance Officer?

  All Oglebay Norton Company employees are expected to respond positively and thoroughly to any request for information relating to compliance with this Code from the Chief Compliance Officer of Oglebay Norton Company, including anyone assisting the Chief Compliance Officer.

  Possible Scenarios

    I am in an administrative position in a plant. My mother-in-law has been cleaning our plant offices at night for several years. Is this a potential conflict of interest? What should I do?

    Yes, this is a potential conflict of interest. However, what you need to do depends upon the circumstances. For example, if one or all payments made in a calendar year exceed $2,500, then a "Potential Conflict of Interest Disclosure Form" should be completed and submitted to the Chief Compliance Officer. You do not need to disclose anything if the payments are less than $2,500 on a calendar year basis.

    If at any time the payments exceed $2,500 on a calendar basis, a "Potential Conflict of Interest Disclosure Form" should be completed and submitted to the Chief Compliance Officer for review and evaluation of the conflict.

    My sister owns a restaurant and I would like to have her company cater some of our plant events (i.e., Plant Picnic). Can I do this? If so, what do I need to do?

    It depends. If one or all payments made in a calendar year exceed $2,500, then a "Potential Conflict of Interest Disclosure Form" should be completed and submitted to the Chief Compliance Officer prior to conducting any business.

    You do not need to disclose anything if the payments are less than $2,500 on a calendar year basis.

    I am an employee in one our plants. My uncle is also an employee in one of our plants. Do I need to do anything?

    Yes. You need to complete the "Related Party Form" and submit the completed form to the Chief Compliance Officer.

    Oglebay Norton Company is going to start supplying my father's concrete company with materials. Do I need to do anything?

    It depends. If the transactions are expected to exceed $2,500 in a calendar year, then a "Potential Conflict of Interest Disclosure Form" should be completed and submitted to the Chief Compliance Officer prior to conducting any business.

    You do not need to disclose anything if the payments are less than $2,500 on a calendar year basis.

    If you are unsure of the amount, the transaction, etc., please contact the Chief Compliance Officer at (216) 861-8734.

    My brother is a delivery driver for a national auto-supplies chain. Oglebay Norton Company is currently using this national chain to supply parts for their vehicles. Do I need to do anything?

  It depends. If the transactions exceed $2,500 in a calendar year, then a "Potential Conflict of Interest Disclosure Form" should be completed and submitted to the Chief Compliance Officer prior to conducting any business.

  You do not need to disclose anything if the payments are less than $2,500 on a calendar year basis.

  If you are unsure of the amount, the transaction, etc., please contact the Chief Compliance Officer at (216) 861-8734.

  If you are not sure about a situation or you have any questions, please contact Rochelle Walk, Chief Compliance Officer at (216) 861-8734.